BLUE EARTH, INC.

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV 89052

(702) 499-1347

As of September 27, 2011

Via EDGAR Correspondence

Mr. Russell Mancuso

Accounting Branch Chief

Division of Corporation Finance

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Re:	Blue Earth, Inc.
Current Report on Form 8-K/ No. 2
File No. 333-148346

Dear Mr. Mancuso:

In further response to the Staff’s Comment Letter dated September 13, 2011, we hereby acknowledge that:

•

The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

BLUE EARTH, INC.

      By:  /s/ Johnny R. Thomas

Johnny R. Thomas, CEO